Exhibit (a)(19)

NOTE TO EDGAR USERS:

THIS QUESTION AND ANSWER SCRIPT DOES NOT CONSTITUTE AN OFFER OR INVITATION TO PURCHASE ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, PURSUANT TO THE OFFER OR OTHERWISE. tHE OFFER IS MADE SOLELY BY THE OFFER DOCUMENT AND THE LETTER OF TRANSMITTAL AND THE FORM OF ACCEPTANCE ACCOMPANYING THE OFFER DOCUMENT, WHICH CONTAIN THE FULL TERMS AND CONDITIONS OF THE OFFER, INCLUDING DETAILS OF HOW THE OFFER MAY BE ACCEPTED. RWE HAS FILED A TENDER OFFER STATEMENT CONTAINING THE OFFER DOCUMENT AND OTHER RELATED DOCUMENTATION. FREE COPIES OF THE TENDER OFFER STATEMENT ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. INNOGY SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE OFFER DOCUMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

                             RWE OFFER FOR INNOGY

                             UPDATE/CHEQUE MAILING

ALL OPERATORS MUST FOLLOW THE SCRIPTED ANSWERS VERY CAREFULLY AND NOT DEVIATE FROM THE SCRIPTS. OPERATORS MUST DECLINE TO ANSWER QUESTIONS THE ANSWERS TO WHICH FALL OUTSIDE THE INFORMATION GIVEN IN THE SCRIPT. IT IS IMPORTANT THAT NO NEW INFORMATION IS GIVEN TO SHAREHOLDERS. OPERATORS MUST NOT COMMENT ON THE MERITS OF THE OFFER, MUST NOT ADVISE SHAREHOLDERS WHETHER TO ACCEPT OR NOT ACCEPT THE OFFER AND MUST NOT PUT SHAREHOLDERS UNDER ANY PRESSURE. ALL SHAREHOLDERS MUST BE ENCOURAGED TO CONSULT THEIR PROFESSIONAL ADVISERS.

CALLERS WITH QUESTIONS OUTSIDE OF THE SCRIPT TO BE REFERRED TO RWE'S FINANCIAL ADVISER, MERRILL LYNCH.

DEFINED TERMS HAVE THE SAME MEANING AS IN THE OFFER DOCUMENT DATED 28 MARCH
2002.

                                                                   LETTER PAGE
                                                                   REFERENCE

Q1     WHAT IS THE STATUS OF THE OFFER NOW?                          RNS DATED
                                                                      27 MAY

A As at 27 May 2002, all of the conditions of the recommended cash Offer for Innogy have now been satisfied or waived and, accordingly the Offer has been declared wholly unconditional in all respects.

       As at 3.00 p.m on Friday 24 May 2002, valid acceptances had been received in respect of approximately 83.02 % of Innogy's total issued share capital.

Q2     I THOUGHT THAT RWE NEEDED OVER 90% TO DECLARE THE OFFER      P.23 PART A
       WHOLLY UNCONDITIONAL?

       RWE had initially set a target of 90% acceptance level. However, as stated in the Offer document RWE could declare the Offer wholly unconditional at any level above 50% and RWE has chosen to take this option. In declaring the Offer unconditional, RWE remains hopeful of shortly achieving the additional acceptances needed, since certain institutional holders, such as Index funds, will traditionally not accept an Offer until it goes unconditional and RWE is now hopeful that these institutions will accept and in due course take them above the 90% threshold.

Q3     CAN I WITHDRAW FROM THE OFFER?                               P.31 PART B

       No, as stated on page 31 of the Offer document all rights to withdraw from the Offer have been terminated.

Q4     CAN I STILL ACCEPT THE OFFER?

       Yes, the Offer will remain open for at least a further 14 days.

Q5     WILL MY SHARES STILL BE COMPULSORILY ACQUIRED?

       RWE cannot compulsorily acquire your shares until they obtain over 90% of valid acceptances. However, RWE remains hopeful of shortly achieving the 90% threshold, which would allow compulsory acquisition to be implemented


Q6     WHAT WILL HAPPEN IF I DO NOT ACCEPT THE OFFER?

A You do not have to accept the Offer - however the Directors of Innogy consider that RWE's offer is fair and reasonable and unanimously recommend that shareholders accept this Offer.


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       If RWE does not reach the 90% threshold, and you do not
       accept the Offer, RWE is not obliged to purchase your Innogy Shares. This could mean that you may not receive an Offer for your Shares and therefore any consideration (cash or loan notes).

       If you do not accept the Offer and RWE in due course acquires over 90% in nominal value of the Innogy Shares, RWE will seek to acquire compulsorily the remaining Shares from non-assenting shareholders to the extent it is able by exercising its statutory rights. If this occurs you will still receive the same consideration as if accepting under the initial offer, although you will receive the payment later.

       If RWE declares the Offer unconditional, it intends to procure that Innogy applies to cancel the listing of Innogy Shares so that these will no longer be traded on the London Stock Exchange. RWE also intends to procure that Innogy applies for the de-listing of the Innogy ADS's from the New York Stock Exchange. Non-assenting shareholders may therefore have no market on which to trade their Innogy Shares or ADS's.

Q7     WHEN WILL I RECEIVE MY CHEQUE?

A If your validly completed Form of Acceptance and Innogy shares were received by Lloyds TSB Registrars before the 27 May, you should receive your cheque by 10 June. If you accepted the Offer after the 27 May consideration will be sent to you within 14 days of receipt of your validly completed Form of Acceptance by Lloyds TSB Registrars.

Q8     I RECEIVED A CHEQUE BUT I'M SURE THAT I REQUESTED LOAN NOTES;
       WHAT SHOULD I DO?

       If I could confirm your details I will investigate this for you. As soon as we find out any further information we will let you know. A Note to operator : complete an enquiry form.

Q9     WHEN WILL I RECEIVE MY LOAN NOTE CERTIFICATE?

A If you accepted the Offer before 27 May, you should receive your Loan Note certificate by 10 June. If you accepted the Offer after this date, you will receive your Loan Note certificate 14 days after Lloyds receive your validly completed Form of Acceptance.

Q10    I HAVE NOT RECEIVED MY CHEQUE YET; WHAT SHOULD I DO?

A      BEFORE 10 JUNE 2002
       Cheques are being mailed out over a 14 day period. If you accepted the Offer before 27 May you should receive your cheque by 10 June. If you have not received it shortly after this date, then please call us back and we will explain the procedure for obtaining a duplicate cheque. If you accepted the Offer after 27 May, you will receive your cheque approximately 14 days after Lloyds have received your validly completed Form of Acceptance and Innogy share certificates.

       AFTER 10 JUNE 2002
       Note to Operator: check on DEC to see if the acceptance has been received. If acceptance has not yet been received by Lloyds then advise shareholder that cheque will not be despatched until 14 days after the validly completed Form of Acceptance has been received by Lloyds. Then check that the address is correct on DEC.

       ADDRESS CORRECT ON DEC:
       Please write to Lloyds TSB Registrars, requesting for a stop to be placed on the original cheque and a duplicate to be issued. You should receive the new cheque approximately two weeks after your instruction has been received. The new cheque will be stamped 'duplicate'. If you find the original cheque, please do not attempt to pay it into your bank account as, once a stop has been placed, the cheque may be returned unpaid.

       ADDRESS INCORRECT ON DEC:
       Your cheque was sent to the registered address on our system. Please write to Lloyds TSB Registrars, requesting for a stop to be placed on the original cheque and a duplicate to be issued to your new address. Your letter should include full details of the new address. You should receive the new cheque approximately two weeks after your instruction and payment has been received. The new cheque will be stamped 'duplicate'. If you find the original cheque, please do not attempt to pay it into your bank account as, once a stop has been placed, the cheque may be returned unpaid.

Q11    THE CHEQUE HAS BEEN DAMAGED.  CAN YOU ISSUE ANOTHER?

A Please return the damaged cheque with a covering letter to Lloyds TSB Registrars. You will receive the new cheque about two weeks after we receive the original. The new cheque will be stamped 'duplicate'.

Q12    THE CHEQUE IS IN JOINT NAMES. WE DO NOT HAVE A JOINT BANK
       ACCOUNT. CAN THE CHEQUE BE RE-ISSUED TO [ONE OF THE JOINT
       HOLDERS]?

A Please write to Lloyds TSB Registrars, requesting for the cheque to be re-issued in the name of one of the joint holders. The letter must be signed by all joint holders on the share register. Please enclose the original cheque. We will then re-issue the cheque in the name of the joint holder you specify in your letter. Please allow two weeks from receipt of your letter for the cheque to be re-issued. Please note that it is not possible to issue a cheque in any name other than one of the registered shareholders.

Q13 I AM UNABLE TO CASH THE CHEQUE. PLEASE CAN YOU RE-ISSUE IT IN THE NAME OF [MR/MRS X]?

A No. It is not possible to issue a cheque to anyone other than the registered shareholder.

Q14 THE NAME ON MY CHEQUE IS INCORRECT. I HAVE MARRIED/DIVORCED/ CHANGED MY NAME BY DEED POLL?

       Have you tried to pay the cheque into your bank or building society account? They will probably accept it.

A      IF CHEQUE CAN BE CASHED:
       Refer to name change procedure.

       IF RE-ISSUE REQUIRED:
       Please write to Lloyds TSB Registrars. Please enclose with your letter the cheque and the marriage certificate, deed poll or other document by which you changed your name and state which company your shares are held in. We will then re-issue the cheque in your new name. Please allow two weeks from receipt of your letter for your cheque to be re-issued.


Q15    I HAVE RECEIVED A CHEQUE IN THE NAME OF [ ] WHO HAS DIED.

A      Is the executor or legal representative able to cash the cheque?

       IF YES:
       Refer to notification of death procedure.

       IF NO:
       Please write to Lloyds TSB Registrars. Please enclose with your letter the cheque and the death certificate if the shares are held in joint names, or a sealed office copy of the grant of probate if the shares are held in one name only. Please also state which company the shares are held in. You will then be advised of the next course of action.


       I ASKED FOR A REPLACEMENT CHEQUE BUT I HAVE NOW FOUND THE
       ORIGINAL/THE ORIGINAL ARRIVED IN THE POST.

Q16    N.B. Check with caller that the cheque is not stamped
       'duplicate'.

A If you have asked us for a replacement cheque, a stop will have been placed on the original. Please do not try to cash the cheque as it may be returned unpaid. You should receive the new cheque two weeks after we received your instruction. The new cheque will be stamped 'duplicate'.